FIRST AMENDMENT
TO
FUND PARTICIPATION AGREEMENT

This Amendment dated June [ ], 2005, to the Fund Participation Agreement by and among Symetra Life Insurance Company, (the "Company"), a Washington life insurance company, on its own behalf and on behalf of each segregated asset account of the Company set forth on Schedule A as may be amended from time to time (each account hereinafter referred to as the "Account"), PIMCO Variable Insurance Trust (the "Fund"), a Delaware statutory trust, and Allianz Global Investors Distributors LLC (the "Underwriter"), a Delaware limited liability company.

WHEREAS, the Company, the Fund and Underwriter entered into a Fund Participation Agreement dated as of the 25th Day of April, 2005 (the “Fund Participation Agreement”);

WHEREAS, the parties hereto agree that, except as expressly provided herein, no term or provision of the Fund Participation Agreement shall be deemed amended, supplemented or modified, and each term and provision of the Fund Participation Agreement shall remain in full force and effect.

NOW THEREFORE, in consideration of the premises and the agreements contained herein and other consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend the Fund Participation Agreement as follows:

1.	Effective July 15, 2005, all Notices to the Company made pursuant to Article XI shall be made to the following address:
Symetra Life Insurance Company
777 108th Ave NE
Bellevue, WA 98004
Attn: Legal Department

2.
Performance and Fund Data. Company may utilize Morningstar, Inc., or other comparable third party investment company analyst, to gather quarterly performance and fund data used in sales literature or other promotional material rather than obtaining such information from the Fund or Underwriter. Company will not obtain the approval of the Fund or Underwriter to verify the performance and fund data prior to its use, and Company shall be solely responsible for the use of this information and fund data. Fund names and additional disclosure will still be provided to the Fund and Underwriter for review. If Company desires to change the third party providing this service, Company will receive written authorization from the Fund and Underwriter before making such change.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative and its seal to be hereunder affixed hereto as of the date specified below.

SYMETRA LIFE INSURANCE COMPANY:
By its authorized officer
By:
Name:
Title:
Date:
PIMCO VARIABLE INSURANCE TRUST
By its authorized officer
By:
Name:    _________________________________
Title:     _________________________________
Date:
ALLIANZ GLOBAL INVESTORS DISTRIBUTORS LLC
By its authorized officer
By:
Name:     _________________________________
Title:     _________________________________
Date: